AMENDED AND RESTATED
ARTICLES OF INCORPORATION

of

OMEGA FLEX, INC.

        FIRST.        The name of the Corporation is Omega Flex, Inc.

        SECOND.        The address of the Corporation’s initial registered office in the Commonwealth of Pennsylvania is c/o Corporation Service Company, Dauphin County.

        THIRD.        The Corporation is incorporated under the provisions of the Business Corporation Law of 1988 (15 Pa.C.S. §§ 1101 et seq.).

        FOURTH.        (i) The Corporation shall have the power to create and issue a total of 25,000,000 shares, divided into a class of 20,000,000 shares of common stock, par value of $0.01 per share and a class of 5,000,000 shares of preferred stock. The preferred stock shall be divided into one or more series as the board of directors may determine as hereinafter provided.

        (ii)         The holders of common stock shall have one vote per share. The common stock shall be subject to the prior rights of holders of any series of preferred stock outstanding, according to the preferences, if any, of such series.

        (iii)         The board of directors of the Corporation is authorized to designate the preferred stock into one or more classes or series and the number of shares of any such class or series and to fix the voting rights, designations, powers, preferences limitations and special rights of the preferred stock, or any class or series thereof, including without limitation: the dividend rights and preferences over dividends on the common stock, or any series or classes of the preferred stock; the dividend rate; whether dividends are cumulative; and rights with respect to conversion, voting, redemption, if any; and the redemption price and liquidation preferences of the preferred stock.

        (iv)         Unless otherwise provided in a resolution or resolutions establishing any particular series of preferred stock, the aggregate number of authorized shares of preferred stock may be increased by an amendment to the articles approved solely by the holders of the common stock and of any preferred stock who are entitled under voting rights designed by the board to vote thereon, if at all, voting together as a class.

        FIFTH.        The purpose or purposes of the Corporation is to engage in the design, manufacture, sale and distribution of flexible metal hose, and all activities ancillary thereto, and to engage in any lawful act or business permitted by the Pennsylvania Business Corporation Law, or any successor thereto.

        SIXTH.        Notwithstanding any other provision of law or the articles or the by-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of not less than sixty-seven (67%) percent of the votes of each class or series of the issued and outstanding capital stock of the Corporation entitled to vote shall be required to amend, alter, or repeal any provision of these Articles, or to adopt any provision inconsistent with these articles.

        SEVENTH.        Shareholders of the Corporation shall not be entitled to cumulate their votes in the election of directors.

        EIGHTH.        The entire board of directors, or an entire class of the board, may be removed from office only for cause (as hereinafter defined) by the vote of the shareholders, or of the holders of a class or series of shares entitled to elect directors, or the class of directors, except that the entire board of directors may be removed without cause by the unanimous vote or consent of shareholders entitled to vote thereon. If the board or such a class of the board is so removed, new directors may be elected at the same meeting. “Cause” shall mean with respect to each director of the board or each director of any class being so removed, any one of the following: (i) there is a judicial declaration that a director is physically or mentally disabled and cannot perform and discharge his/her duties and offices; (ii) a director is convicted of an offense punishable by imprisonment for a term of more than one year; (iii) a director breaches or fails to perform the statutory duties of that director’s office and the breach or failure constitutes self-dealing, willful misconduct or recklessness; or (iv) within thirty (30) days after notice of his or her election a director does not accept the office either in writing or by attending a meeting of the board of directors. The amendment or repeal of this provision shall not apply to any incumbent director during the balance of the term for which the director was elected.

        TENTH.        The control transaction provisions contained in sections 2541 to 2548 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, shall not be applicable to the Corporation.

        ELEVENTH.        The business combination provisions contained in sections 2551 to 2556 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, shall not be applicable to the Corporation.

        TWELFTH.        The control share acquisition provisions contained in subchapter G of chapter 25 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, shall not be applicable to the Corporation.

        THIRTEENTH.        The disgorgement provisions contained in subchapter H of chapter 25 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, shall not be applicable to the Corporation.

        FOURTEENTH.        The fiduciary duty provisions of Section 1715 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, shall not be applicable to the Corporation. The Corporation shall be governed by Section 1716 of the Pennsylvania Business Corporation Law of 1988.